Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Pernix Group, Inc.

Lombard, Illinois

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2014, relating to the consolidated financial statements of Pernix Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ BDO USA, LLP

Chicago, Illinois

June 2, 2014